Exhibit (i)

October 3, 2007

The CNL Funds

c/o CNL Fund Advisors Company

450 South Orange Avenue

Orlando, FL 32801

Re:	CNL Global Real Estate Fund

Ladies and Gentlemen:

We have acted as counsel to The CNL Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”), in connection with the registration of an indefinite number of Class A, Class C and Institutional Class shares of beneficial interest, par value $0.001 per share (the “Shares”), of the CNL Global Real Estate Fund (the “Fund”), a series portfolio of the Trust. This opinion is given in connection with the filing by the Trust of Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “Registration Statement”).

In connection with our giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) drafts of the prospectus for the Fund, which is included in the Registration Statement, substantially in the form in which it is to be filed (the “Prospectus”); (ii) the Agreement and Declaration of Trust of the Trust, as currently in effect (the “Declaration of Trust”); (iii) the By-Laws of the Trust, as currently in effect; (iv) the Certificate of Trust of the Trust, certified by the Secretary of State of the State of Delaware as of October 3, 2007; (v) a certificate from the Secretary of State of the State of Delaware dated October 3, 2007, certifying that the Trust is in good standing under the laws of the State of Delaware; and (vi) a Certificate of an officer of the Trust dated October 3, 2007, with respect to certain resolutions and actions approved by the Board of Trustees of the Trust. We have also considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In connection with our giving this opinion, we have assumed that upon the sale of the Shares the Trust will receive the net asset value thereof.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be offered pursuant to the Prospectus have been duly authorized for issuance and, when the Shares have been sold, issued and paid for pursuant to the terms, provisions and conditions of the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the Delaware Statutory Trust Act.

Both the Delaware Statutory Trust Act and the Declaration of Trust provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Declaration of Trust also provides for indemnification out of property of the Fund for all loss and expense of any shareholder held personally liable for the obligations of the Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Management - Other Fund Service Providers – Legal Counsel” in the Statement of Additional Information, which is included in the Registration Statement.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP